EXHIBIT 5(i)


        Flexible Premium Group Variable Universal Life Insurance Policy

                              a contract between

                   Aetna Life Insurance and Annuity Company
                             (herein called Aetna)

                                      and

                        New York State United Teachers

                                (Policyholder)


      Policy Number:    [           ]      Signed at Aetna's Home Office in
                                           Hartford, Connecticut
      Date of issue:    [           ]      on the date of issue.

     To take effect:    [           ]

  Policy delivered in:    New York

This policy will be construed in                         [
line with the law of the State of delivery.                      President]

Based on timely premium payments
Aetna agrees with the New York State United
Teachers, to pay benefits in accordance with             [
the policy terms.                                                Secretary]

The duties and the rights of the
policyholder will be based solely on
the terms of this policy.  This                          [
policy is non-participating.                                     Registrar]


RIGHT OF EXAMINATION

This policy may be returned to Aetna or its representative within 10 days after its receipt. Return this policy to Aetna at 151 Farmington Avenue, Hartford, Connecticut 06156. Upon its return, all insurance under this Certificate will then be deemed void from its beginning.



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                                     INDEX


                                    PART I

                                  CONTRACT --
                                 CERTIFICATES

                                    PART II

                         ELIGIBILITY/ELIGIBLE PERSONS

                                   PART III

                            CANCELLATION OF POLICY

                                    PART IV

                             PREMIUM PROVISIONS --
                            GRACE PERIOD PROVISIONS

                                    PART V

                          POLICYHOLDER AND INSURANCE
                                COMPANY MATTERS

                                    PART VI

                           MISCELLANEOUS PROVISIONS
                              COPY OF APPLICATION


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                                    PART I

                                  CONTRACT --
                                 CERTIFICATES


CONTRACT
This policy, any attached endorsements, the Policyholder's application and the Certificate constitute the entire contract. A copy of the Policyholder's application is attached. All statements made by the New York State United Teachers or an Insured shall be deemed representations and not warranties. Aetna will not use such statements to void this contract or defend against a claim unless it is contained in the initial application or subsequent applications.


CERTIFICATES
Aetna will prepare a Certificate setting forth a description of coverage for each Insured under this policy. All such Certificates are hereby incorporated into and made a part of this policy. Certificates will be issued for delivery to each Owner.

Each Certificate incorporated into and made a part of this policy will be identified by:

   The form number 70263-96;
   The name of the Insured.

If Aetna receives a request from the New York State United Teachers to change any of the provisions of a Certificate, such change(s) that are agreed to by Aetna will be made on future Certificates and in accordance with written instructions from the New York State United Teachers, until a new Certificate reflecting such change(s) is issued and incorporated into and made a part of this policy.

                                    PART II

                         ELIGIBILITY/ELIGIBLE PERSONS


ELIGIBILITY
The New York State United Teachers and the eligible class or classes of Members will be those which are: (a) designated to Aetna in writing; (b) accepted by Aetna; and (c) placed on file with Aetna. With Aetna's consent, any class or classes of eligible Members may be changed without formal amendment of this policy by written notice from the New York State United Teachers to Aetna.

Aetna will keep, in a file set up for the New York State United Teachers, a copy of the rates that apply to its eligible class or classes of Members.

The New York State United Teachers may act on all policy matters. Each such act, or agreement made between Aetna and the New York State United Teachers, or notice given by one to the other will be binding.


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ELIGIBLE PERSONS
All Members of the New York State United Teachers and their Domestic Partners and Dependents are eligible to apply for coverage under this policy. An eligible person may become insured under only one eligible class at a time, even if he/she is a member of more than one class. An eligible person may only become covered for that insurance which he/she elects and for which he/she pays the required premium and provide evidence of insurability satisfactory to Aetna.

A Member is eligible on the latest of:

o    the Issue Date of the policy; or

o    the date he/she enters an eligible class of Members.

The Domestic Partner of an eligible Member is eligible on the later of:

o    the date the Member becomes insured under the Certificate; or

o    the date he/she becomes the Domestic Partner of an eligible Member;

but only if the Domestic Partner is less than 80 years of age on that date.

The Dependent of an eligible Member is eligible on the later of:

o    the date the Member becomes eligible to be insured; and

o    the date he/she becomes the Dependent of an eligible Member;

but only if the Dependent is at least 14 days but less than 25 years old, provided that the Dependent depends mainly on the Member for support because he/she goes to school on a regular, full time basis or is incapable of self-sustaining employment due to physical or mental disability.


                                   PART III

                            CANCELLATION OF POLICY


The New York State United Teachers may cancel this policy with respect to all or any class or classes of Members by giving Aetna written notice 31 days before the cancellation date. Coverage under the Certificate will terminate or, at the option of the Certificate Owner, may be converted.

The New York State United Teachers will provide each of its Members and their Domestic Partners and/or Dependents with advance notice of policy cancellation or discontinuance. Such notice must be mailed or delivered to such Member at least 15 days before the date plan cancellation or discontinuance is to take effect.

Subject to any applicable laws or regulations, Aetna has the right to cancel this policy as to all or any class of Members at any time after the end of the Grace Period if the policy premium has not been paid. Written notice of the termination date must be given by Aetna.

Aetna reserves the right to discontinue accepting new enrollments under this policy or as to any or all coverage of all or any class or classes of Members by giving the New York State United Teachers advance written notice of when it will be canceled. This date will not be earlier than 31 days after Aetna has given written notice, unless it is agreed to by the New York State United Teachers and Aetna.


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                                    PART IV

                             PREMIUM PROVISIONS--
                            GRACE PERIOD PROVISIONS


PAYMENT OF PREMIUMS BY INSUREDS
The amount and frequency of each Certificate Owner's premium is shown on his/her Certificate Specifications. The amount may be adjusted by Aetna from time to time, as described therein.


GRACE PERIOD FOR CERTIFICATE
The 61-day Grace Period granted to a Certificate Owner for payment of his/her premium is described in his or her Certificate.


PAYMENT OF PREMIUM BY NEW YORK STATE UNITED TEACHERS
The total policy premium payable by the New York State United Teachers will be the sum of all premiums remitted for persons insured under this policy, excluding premiums that are not payable by payroll deduction. The initial policy premium will be due on the Issue Date of this policy. After that, policy premiums will be due on each premium due date, which is the first day of such calendar month, unless the New York State United Teachers and Aetna agree on some other method of premium payment. The New York State United Teachers and Aetna may agree to change the method of premium payment from time to time. The policy premiums are payable at Aetna's Home Office or to an authorized agent.

If any policy premium is not paid when due, this policy will be canceled as of the premium due date; except as provided in the section called Policy Grace Period.


POLICY GRACE PERIOD
A policy Grace Period of 61 days from the premium due date will be granted to the New York State United Teachers for the payment of premiums required under this policy. The policy will be in force during such Grace Period. If such premium is not paid in such Grace Period, this policy will cancel at the end of that Grace Period. This policy will cancel before that date if the New York State United Teachers gives written notice of cancellation in advance to Aetna. If this policy cancels, the New York State United Teachers will be jointly and severally liable to Aetna for all unpaid premiums for insurance which was in force.

                                    PART V

                  POLICYHOLDER AND INSURANCE COMPANY MATTERS

DECLARATIONS
The first "policy month" starts on [        ].  Each  subsequent  policy month
starts on the [         ] of a calendar month.  The first "policy year" starts
on [        ] and ends on [        ].  Each subsequent policy year starts on a
[        ] and ends on a [        ].


DATA REQUIRED
The New York State United Teachers must give Aetna all data required as to policy matters. All data which may have a bearing on insurance or premiums will be open for Aetna to inspect while this policy is in force. Also, such data must be open until the final rights and duties under this policy have been resolved.

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CLERICAL ERROR
Any clerical error by anyone in keeping records, or a delay in making an entry, will not be the sole determination of the coverage's validity. A fair change in premiums will be made when the error or delay is found.


MISSTATEMENTS
If the Insured's age is misstated, the amount of the Death Benefit will be adjusted to reflect the coverage that would have been purchased by the most recent Monthly Deduction at the correct age.


INCONTESTABILITY
The validity of this policy shall not be contested, except for non-payment of premiums, after it has been in force for 2 years. All statements made by or for the Insured are representations and not warranties. Aetna will not use any such statement to void the insurance or defend against a claim unless the statement is attached to and made a part of the policy or Certificate.


NON-DISCRIMINATION
In the management of this policy, the New York State United Teachers will act so as not to discriminate unfairly between person in like situations at the time of the action. Aetna can rely on such action.


POLICY CHANGES
This policy may be changed at any time by written agreement between Aetna and the New York State United Teachers. The consent of any Certificate Owner is not needed. All agreements made by Aetna are signed by one of its executive officers. No other person can change or waive any of the policy terms or make any agreement binding Aetna. The New York State United Teachers will not have to give written approval of a change in the policy if:

     The New York State United Teachers asked for the change and Aetna has agreed to it.

     The change is needed so that the policy will conform to any law, regulation or ruling of:

          A jurisdiction that affects a person covered under this policy; or

          The federal government.


DEATH BENEFIT
If the Insured dies while the Certificate is in force, the Aetna will pay a death benefit based upon the Death Benefit Option in effect on the date of death, less the Loan Account Value plus any accrued interest less any outstanding payment required keep the Certificate in force through the date of death.

The individual(s) or entity(ies) that will receive any Proceeds on the death of the Insured is the Beneficiary named by the Certificate Owner. If no Beneficiary has been named, or if no named Beneficiary is living at the time of the Insured's death, all Proceeds will be paid to the Certificate Owner or the Certificate Owner's executors, administrators or assigns.


CONVERSION
If a Certificate terminates because (a) an Insured ceases to be a member of the New York State United Teachers, or (b) the insured is no longer eligible for coverage under the Certificate as a Domestic Partner or a Dependent and declines membership in the New York State United Teachers, or (c) the New York State United Teachers discontinues the group policy, the amount of insurance which ceases may be converted to any permanent plan of life insurance that the Aetna makes available for such purpose and according to the Certificate terms. Aetna will send notice of this right to convert within the statutory timeframes. No evidence of insurability will be required.

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NONFORFEITURE PROVISIONS
By Written Request the Certificate Owner may, at any time while the policy is in force and according to the terms of the Certificate, elect to (a) surrender or partially surrender his/her Certificate in exchange for payment of its full Surrender Value, (b) continue the coverage in effect as paid up or (c) borrow up to 90% of the sum of the Certificate's Separate Account Value and Fixed Account Value. Aetna reserves the right to defer payments as provided under the Certificate's Right to Defer Payment provision.


THE SEPARATE ACCOUNT
The Separate Account established for the purpose of providing Variable Options to fund this insurance is Variable Life Account B. Variable Life Account B was established pursuant to a June 18, 1986, resolution of the Board of Directors of the Aetna. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 and meets the definition of separate account under the federal securities laws. Such registration does not involve any approval or disapproval by the Commission of the Separate Account or the Aetna's management or investment practices or policies. Aetna does not guarantee the Separate Account's investment performance.

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